Exhibit 19

THE GAP, INC.
SECURITIES LAW COMPLIANCE MANUAL FOR COMPANY INSIDERS
Last updated January 2026

Table of Contents

SECTION    PAGE NUMBER

Gap Inc. Securities Compliance Manual – January 2026

Purpose

    This Securities Law Compliance Manual (this “Manual”), and the accompanying attachments, contain important information regarding your obligations to comply with Gap Inc.’s (the “Company’s”) blackout periods when trading in Gap Inc. stock. This Manual also reminds you of the prohibition on trading on inside information.

    Any actions in violation of this Manual will be grounds for appropriate disciplinary action, including termination of employment, or in the case of directors, being asked to resign from the Board of Directors or not being renominated, whether or not the action results in a violation of law, recovery of damages, and the filing of criminal charges. In determining the appropriate consequences resulting from a violation of this Manual, any number of factors, which may include individual culpability, individual cooperation, any past violations, consistency with the consequences for other violations, the extent of harm caused to the Company, the availability of restitution, any penalties assessed by regulators, and the need for deterrence, will be considered.

Persons Subject to this Manual

    You are receiving this Manual because you are on the Company’s Insider List and, therefore, you are subject to the Company’s “blackout period” policy. This Manual also applies to your family members, other members of your household, and entities controlled by you. For more information, see Transactions Subject to this Manual below.

There are generally four reasons you may be included on the Insider List: (1) you are at the Vice President level or above within the Company, (2) you are a member of the Company's Board of Directors (referred to as a director in this Manual), (3) your role within the Company requires access to certain Company-wide financial information, or (4) you are working on a special project or you hold a special role within the Company that provides you with access to sensitive nonpublic information.

    Also note that employees who are not subject to this Manual still are subject to insider trading restrictions to the extent that they possess material nonpublic information. Please see the Company’s Insider Trading Policy (Attachment A), which applies to all employees, directors, and other designated insiders.

Transactions Subject to this Manual

    This Manual applies to transactions in the Company’s securities (collectively referred to in this Manual as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible notes, debt securities and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. For purposes of this Manual, Company Securities also include the Company’s publicly-traded debt.

Transactions by Family Members and Others. This Manual applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Gap Inc. stock are directed by you or are subject to your influence or control (e.g., parents or adult children who consult with you before they trade in Gap Inc. stock). You are responsible for the transactions of these other persons and, therefore, you should make them aware of the need to confer with you before they trade in Gap Inc. stock. You should treat all such transactions for purposes of this Manual and applicable securities laws as if the transactions were for your own account.

Gap Inc. Securities Compliance Manual – January 2026

Transactions by Entities that You Influence or Control. This Manual applies to any entities that you influence or control, including any corporations, partnerships or trusts. Transactions by these entities should be treated for the purposes of this Manual and applicable securities laws as if these transactions were for your own account.

Trading on Inside Information

    As a Company insider, you are subject to certain rules that may limit your ability to buy, sell or gift Company Securities. The principal rule – Rule 10b-5 – prevents you from buying or selling Company Securities when you are aware of “material” information about the Company not known to the public. The essence of Rule 10b-5 can be simply stated: Any person who is aware of “material nonpublic information” (also referred to as inside information) about the Company must not trade in, or advise others to trade in, Company Securities while such information remains undisclosed to the public. Rule 10b-5 also prevents you from gifting Company Securities when you are aware of material non-public information if you know the recipient will sell the Company Securities while such information remains undisclosed to the public. Any person violating this rule may be subject to criminal and civil liability. Please review the Company’s Insider Trading Policy in Attachment A.

    The main point for you to remember is that before you (or any family member living with you, any family member whose transactions in Gap Inc. are subject to your influence or control, any other members of your household, or any related entity) buy, sell, or gift Gap Inc. stock, or any other Company Securities, (i) you must be sure that you are not aware of any material nonpublic information, AND (ii) you must follow the pre-clearance instructions below to ensure there is no trading blackout in effect.

Trading Pre-Clearance Instructions
Be sure you are not personally aware of material nonpublic information.
AND
Send an email to [ ]. An auto-reply email will indicate if a blackout period is in effect or if trading is allowed.

The Gap Inc. Senior Leadership Team, Finance Vice Presidents and above, and the Board of Directors must also always contact [ ] for trading clearance.

PLEASE NOTE: The presence or absence of a trading restriction on your E*TRADE Stock Plans account should not be used to determine whether a trading blackout is in effect or to substitute following the Trading Pre-Clearance Instructions above.

Blackout Policy

    All recipients of this Manual are subject to the Company’s policy prohibiting trading during certain periods. The periods when trading is prohibited are referred to as “blackout periods.” The blackout periods are set on the basis of when the Company anticipates that it will issue press releases concerning its earnings results. Before the Company has publicly disclosed current information about its financial results, it is more likely that employees and directors may be aware of material nonpublic information.

    The blackout periods are designed to facilitate your long-term financial planning and to avoid the inconvenience of learning on short notice that you are unable to sell Company stock. However, please note that blackout periods may be extended or invoked during unscheduled periods and without prior notice. Accordingly, even if your intended transaction falls outside a scheduled blackout period, you may not buy, sell or gift shares of the Company’s stock unless you follow the Trading Pre-Clearance Instructions outlined above.

    The current trading calendar with blackout periods is included in this Manual as Attachment B. The days when trading is not allowed (the blackout periods) are shaded on the calendar. There may be some variations from the dates
Gap Inc. Securities Compliance Manual – January 2026

on this calendar due to unpredictable changes in the issuance of press releases. In addition, business developments may necessitate that a blackout period be extended or invoked (i.e., that people not trade during an unshaded period). Non-blackout periods on the calendar are only predictions made in advance about when employees and directors may not be aware of material nonpublic information. Remember that no employee or director may trade in or gift Gap Inc. stock, or any other Company Securities, during any period, even during non-blackout periods, if s/he is aware of material nonpublic information. Therefore, you should view this calendar only as a planning guide to identify periods when you may be able to buy, sell or gift Gap Inc. stock or any other Company securities. For more information, please see the Insider Trading Policy included in this Manual as Attachment A.
    Note that should you leave Gap Inc. during a blackout period, you remain subject to the Blackout Policy until the next non-blackout period.

Prohibited Transactions

    The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Manual engage in the following types of transactions:

Standing Orders. Unless part of a 10b5-1 plan described below, standing orders are prohibited (e.g., limit orders or stop-loss orders) because they allow a broker to buy or sell when the stock hits a specific price and leave you with no control over timing of the transaction. A standing order executed by the broker when you are aware of material nonpublic information could result in unlawful insider trading.

Short Sales. Generally, a short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them. Short sales of the Company’s stock (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, all recipients of this Manual are prohibited from short selling or similar transactions in the Company’s stock. You may not engage in any short sale, "sale against the box" or any equivalent transaction involving the Company’s stock. In addition, Section 16(c) of the Exchange Act prohibits Section 16 officers and directors from engaging in short sales.

Hedging. All recipients of this Manual are prohibited from engaging in hedging transactions related to the Company’s stock. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit someone to continue to own the Company’s stock obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders.

Publicly-Traded Derivatives. Given the relatively short-term nature of publicly-traded derivatives, transactions in derivatives may create the appearance that you are trading based on material nonpublic information and focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, all recipients of this Manual are prohibited from engaging in transactions in Company put options, call options or other derivative securities, on an exchange or in any other organized market.

Margin Accounts and Pledged Securities. The Company’s Senior Leadership Team and Board of Directors are prohibited from holding Company stock in a margin account as collateral for a margin loan or otherwise pledging Company stock as collateral.

Gap Inc. Securities Compliance Manual – January 2026

Rule 10b5-1

Rule 10b5-1 allows you under certain conditions to trade in Gap Inc. stock and at the same time assert an affirmative defense to any allegation of insider trading. In December 2022, the SEC amended Rule 10b5-1 to add new conditions to the availability of the rule’s affirmative defense and impose disclosure requirements for members of the Board of Directors and Section 16 officers.

The Company’s Rule 10b5-1 policy enables Company insiders to establish a trading program (called a 10b5-1 plan) to benefit from the rule. 10b5-1 plans can facilitate greater long-term financial planning and diversification for Company insiders and permit transactions in Gap Inc. stock during blackout periods. They also require advance planning and approval by the Company. More detail on Rule 10b5-1 and the Company’s approval requirements for 10b5-1 plans are discussed in Attachment C.

Anti-Trust Law

    Under the United States antitrust laws, notification of certain acquisitions of Gap Inc. stock must be filed with the Federal Trade Commission and Department of Justice by both the acquiring person and the Company prior to the purchase or grant of such stock. Annually these agencies update the dollar threshold for acquisitions requiring notification. This includes grants of restricted stock and shares acquired through the exercise of options and settlement of restricted stock units even if the shares are sold immediately. For more information regarding these notification requirements, please contact [ ] in the Legal department.

ATTACHMENTS

Attachment A – Insider Trading Policy
Attachment B – Fiscal Calendar with Blackout Periods
Attachment C – Rule 10b5-1: Insider Trading Plans
Gap Inc. Securities Compliance Manual – January 2026

                                                    Attachment A
The Gap, Inc.
Insider Trading Policy

    You may become aware of material nonpublic or “inside” information about Gap Inc. or about another company with which Gap Inc. has a business relationship in the performance of your job. If so, you must hold that information in the strictest confidence and refrain from buying or selling (or telling others to buy or sell) any stock of Gap Inc. or of the other company until the information is publicly disclosed. Buying or selling stock before the information is publicly disclosed could be “insider trading”; disclosing the information to anyone else could be “tipping.” You also may not gift any stock of Gap Inc. or of the other company if you know the recipient will sell the stock while such information remains undisclosed to the public. Any of these actions could result in both civil and criminal liability for you and the Company and cause a substantial loss of confidence in the Company and its stock on the part of the public and the securities markets. In addition, any violation of this policy will be grounds for appropriate disciplinary action, up to and including termination of employment, or in the case of directors, being asked to resign from the Board of Directors or not being renominated. In addition, Gap Inc. will not transact in its own securities, except in compliance with applicable securities laws.

Definition of Insiders

    This policy applies to all “insiders.” An insider is any person (even someone not employed by or providing services to the Company) who is aware of material information regarding the Company that has not been fully disclosed to the public. A person can be an “insider” for a limited period of time with respect to certain material information even though s/he may not generally be exposed to other material information. For example, an assistant who learns that earnings are significantly below expectations may be an insider with respect to that information. Anyone can be an “insider” - not just members of management or directors.

    In addition, insiders may be liable for improper transactions by “tippees” (i.e., people to whom they have disclosed material information regarding the Company). Therefore, except in accordance with the Company’s Disclosure Policy, you must not disclose any sensitive or confidential information to anyone outside of the Company. You should also not disclose such information, in writing or casually, to any other employee, director or agent unless that employee, director or agent has a need to know the information in order to perform his or her job.

Definition of Material Information

    It is not possible to define all categories of material information. Information should be regarded as material if there is a likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of the Company’s stock. While it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material, such as: unanticipated significant changes in the level of earnings, sales, inventory, margins, or expenses; proposed changes in dividends; planned stock splits; new equity or debt offerings; significant proposed acquisitions; significant management changes; significant cybersecurity risks and incidents; and similar matters. As a general rule, if the information makes you think of buying or selling the Company’s stock, it may have the same effect on others and probably constitutes material information.

    If you have questions as to the materiality of information, or if you think you might be regarded as an insider with respect to certain information, you should contact the Legal department prior to engaging in any transaction in Gap Inc. stock.

Gap Inc. Securities Compliance Manual – November 2024

Definition of Public Disclosure

    Adequate public disclosure requires that the information be widely disclosed (such as to the national wire services through a press release or on the SEC’s EDGAR filing system) and that a sufficient period of time elapse for the information to be effectively disseminated to stockholders. There are no formal rules regarding what is adequate public disclosure. As a general rule, information should not be considered fully absorbed by the marketplace until at least one full trading day has passed since the information was released. For example, if the Company were to make an announcement on Monday before the market opens, you should not trade in the Company’s stock until Tuesday; however, if the Company were to make an announcement on Monday after market close, you should not trade in the Company’s stock until Wednesday.

Penalties for Trading on Inside Information

    The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s stock, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities, as well as the authorities of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip insider information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

    In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, or in the case of directors, being asked to resign from the Board of Directors or not being renominated, whether or not the employee’s or director’s failure to comply results in a violation of law, recovery of damages, and the filing of criminal charges. In determining the appropriate consequences resulting from a violation of this Policy, any number of factors, which may include individual culpability, individual cooperation, any past violations, consistency with the consequences for other violations, the extent of harm caused to the Company, the availability of restitution, any penalties assessed by regulators, and the need for deterrence, will be considered.

Individual Responsibility

    Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s stock while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above.

Almost No Exceptions

    There are almost no exceptions to the prohibition against insider trading. For example, courts have held that it does not matter that the transaction in question may have been planned or committed to before the insider came into possession of the material information, or that the insider will suffer economic loss as a consequence of not trading. In addition, it does not matter whether the person intended to violate the law or whether the person knew the information was material nonpublic information. Also, there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past resulted in SEC investigations and lawsuits.

Gap Inc. Securities Compliance Manual – November 2024

    There are generally only three exceptions to the Company’s policy against insider trading:

•A cash exercise of a stock option or settlement of a stock unit award under the Company’s plans. However, the sale of the underlying stock, even to cover the cost of exercising the option or payment of withholding taxes, is subject to the insider trading restrictions.

•The purchase of Gap Inc. stock under the Company’s Employee Stock Purchase Plan (“ESPP”). However, the sale of your ESPP shares is subject to the insider trading restrictions.

•Trades pursuant to a Company approved Rule 10b5-1 plan (please contact [ ] in the Legal department for more information).
Gap Inc. Securities Compliance Manual – November 2024

Attachment B
FISCAL CALENDAR – 2026 – 52 WEEKS

Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	1	2	3	4	5	6	7		2	3	4	5	6	7	8
February	8	9	10	11	12	13	14	August	9	10	11	12	13	14	15
(4 weeks)	15	16	17	18	19	20	21	(4 weeks)	16	17	18	19	20	21	22
	22	23	24	25	26	27	28		23	24	25	26	27	28	29
Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	1	2	3	4	5	6	7		30	31	1	2	3	4	5
March	8	9	10	11	12	13	14	September	6	7	8	9	10	11	12
(5 weeks)	15	16	17	18	19	20	21	(5 weeks)	13	14	15	16	17	18	19
	22	23	24	25	26	27	28		20	21	22	23	24	25	26
	29	30	31	1	2	3	4		27	28	29	30	1	2	3
Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	5	6	7	8	9	10	11		4	5	6	7	8	9	10
April	12	13	14	15	16	17	18	October	11	12	13	14	15	16	17
(4 weeks)	19	20	21	22	23	24	25	(4 weeks)	18	19	20	21	22	23	24
	26	27	28	29	30	1	2		25	26	27	28	29	30	31
Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	3	4	5	6	7	8	9		1	2	3	4	5	6	7
May	10	11	12	13	14	15	16	November	8	9	10	11	12	13	14
(4 weeks)	17	18	19	20	21	22	23	(4 weeks)	15	16	17	18	19	20	21
	24	25	26	27	28	29	30		22	23	24	25	26	27	28
Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	31	1	2	3	4	5	6		29	30	1	2	3	4	5
June	7	8	9	10	11	12	13	December	6	7	8	9	10	11	12
(5 weeks)	14	15	16	17	18	19	20	(5 weeks)	13	14	15	16	17	18	19
	21	22	23	24	25	26	27		20	21	22	23	24	25	26
	28	29	30	1	2	3	4		27	28	29	30	31	1	2
Month	S	M	T	W	Th	F	S	Month	S	M	T	W	Th	F	S
	5	6	7	8	9	10	11		3	4	5	6	7	8	9
July	12	13	14	15	16	17	18	January	10	11	12	13	14	15	16
(4 weeks)	19	20	21	22	23	24	25	(4 weeks)	17	18	19	20	21	22	23
	26	27	28	29	30	31	1		24	25	26	27	28	29	30
Legend
Blackout Period – No Trading Allowed

Pre-clearance to trade is REQUIRED for insiders (see instructions below). Blackout periods can be extended or invoked without notice or imposed with respect to specific individuals or groups. Note that deeper into each quarter, there is a greater chance that the blackout period will be invoked early, so please plan accordingly. Please refer to your Securities Law Compliance Manual for more information.

Same as yellow, except Senior Leadership Team members and the Board of Directors are prohibited from trading.
SEC and NYSE Holiday – No Trading
Additional SEC Holiday
Earnings Releases – No Trading Allowed
Trading Pre-Clearance Instructions
Be sure you are not personally aware of material nonpublic information.
AND
Send an email to [ ]. An auto-reply email will indicate if a blackout period is in effect or if trading is allowed.

The Gap Inc. Senior Leadership Team, Finance Vice Presidents and above, and the Board of Directors must also always contact [ ] for trading clearance.

PLEASE NOTE: The presence or absence of a trading restriction on your E*TRADE Stock Plans account should not be used to determine whether a trading blackout is in effect or to substitute following the Trading Pre-Clearance Instructions above.

Gap Inc. Securities Compliance Manual – November 2024

Attachment C

Rule 10b5-1: Insider Trading Plans
(Securities Exchange Act of 1934)

Rule 10b5-1 under the Securities Exchange Act of 1934 allows you under certain conditions to trade in Gap Inc. stock and at the same time assert an affirmative defense to any allegation of insider trading liability that may result from such trades. Rule 10b5-1 makes it legally possible for Company insiders to trade in Gap Inc. stock even when aware of inside information. This can enable you to establish a regular trading plan that can facilitate long-term financial planning and diversification.

Rule 10b5-1 permits public company insiders to establish, at a time when they are not aware of material nonpublic information, a written trading program (called a Rule 10b5-1 plan) for future transactions in their company’s stock. In short, you must set the amount to be traded, the price at which the trades are to be executed, and the dates of trading, or provide some kind of written formula for determining these items. You and your broker or financial advisor are in the best position to determine what meets your financial needs. Trades are then executed pursuant to this pre-established written plan. However, the purpose of a Rule 10b5-1 plan is not to enable you to time your trades to market fluctuations, but rather to permit you to identify specific times to trade in the future and the quantity of stock to be sold, and also to establish formula prices or events that would trigger a sale.

Rule 10b5-1 only provides an “affirmative defense” (which must be proven by you) in the event there is an insider trading claim. It does not prevent someone from bringing a lawsuit or prevent the media from writing about your sales.

In order to take advantage of the Rule 10b5-1 affirmative defense to insider trading liability:

•You must not be aware of material nonpublic information when you adopt or amend your Rule 10b5-1 plan.

•You must not exercise subsequent influence over your Rule 10b5-1 plan or its trading instructions after the plan is adopted.

•You must not alter or deviate from your Rule 10b5-1 plan or enter into corresponding or hedging transactions with respect to the Company’s securities.

•You must act in good faith with respect your Rule 10b5-1 plan throughout the duration of the plan, including with respect to any trading under the plan.

•Your plan must meet certain operational requirements detailed in this policy and described below.

The Company has established certain requirements and rules regarding entering into a Rule 10b5-1 plan or amending such a plan:

•Members of the Company’s Senior Leadership Team are strongly encouraged, but not required, to make any trades in Gap Inc. stock under a Rule 10b5-1 plan. Trading in Gap Inc. stock outside of a Rule 10b5-1 plan by members of the Company’s Senior Leadership Team requires approval by the Company’s Chief Financial Officer and Chief Legal Officer (or by the Chief Executive Officer and either the Chief Financial Officer or the Chief Legal Officer if the other is requesting special approval to trade).

Gap Inc. Securities Compliance Manual – November 2024

•Gap Inc. has partnered with E*TRADE Financial to administer your Rule 10b5-1 plan(s). You may use another broker of your choice, but please note below that your broker will be required to agree to a “Specific and Limited Release and Indemnification.” For contact information for E*TRADE Financial, please contact [ ].

•The Legal department must pre-approve any Rule 10b5-1 plan or amendment before the plan or amendment is signed by both you and your broker. It will generally take at least a week to obtain approval from the Legal department, so plan ahead.

•Your Rule 10b5-1 plan (or amendment) can only be adopted (signed) during a non-blackout trading period and only when you are not aware of material nonpublic information and not aware of any current or pending blackout period with respect to the Company’s pension or retirement plan(s).

•No other trading in Gap Inc. stock is permitted outside your Rule 10b5-1 plan without the consent of the Legal department.

•You can generally only have one Rule 10b5-1 plan in effect at a time. You can adopt a successor Rule 10b5-1 plan if trades under that plan are not scheduled to begin until trades under your predecessor plan are completed or expire without execution; however, if you adopt a successor plan and then terminate your predecessor plan early, the date of termination of your predecessor plan will be deemed to be the date of adoption of your successor plan and will trigger a new “cooling off” period starting from that date.

•You can generally only adopt one single-trade plan during any 12-month period. In general, a single trade plan is a plan that is designed to effect an open-market trade of the total amount of securities in a single transaction.

•You may communicate about your Rule 10b5-1 plan with your Rule 10b5-1 plan broker only in writing after the plan’s adoption and while the plan is operational. You must copy the Legal department on all such writings to and from your plan broker. Direct all copies by email to [ ] or by mail to:

[ ]

•You can terminate your plan at any time, but you must notify the Legal department when you terminate your plan, and you must also comply with the “cooling-off” periods described in this policy when adopting a new plan. In addition, as described below, amendments to the amount, price or timing (or to a written formula, algorithm or computer program affecting the amount, price or timing) of the purchase or sale of securities are deemed to be a termination of a plan and adoption of a new plan that would trigger a new “cooling-off” period.

•The Company may (on a case-by-case basis) issue a press release after plan adoption or amendment. Additionally, if you are a member of the Company’s Board of Directors or a Section 16 officer, the Company must disclose certain information in its Quarterly Reports on Form 10-Q and/or Annual Reports on Form 10-K when you adopt, amend or terminate a Rule 10b5-1 plan (including your name and title; the date of plan adoption, amendment or termination; the duration of the plan; and the aggregate number of securities to be traded under the plan).

•At the sole discretion of the Company, you may be notified to suspend or terminate your plan immediately. The Company is likely to consider exercising this right in certain circumstances such as the following: (i) the Company or any other person publicly announces a tender or exchange offer with respect to Gap Inc. stock, (ii) there is a public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Gap Inc. as a result of which Gap Inc. stock is exchanged or converted
Gap Inc. Securities Compliance Manual – November 2024

into shares of another company, (iii) the Company receives notice of the commencement of any proceedings in respect of or triggered by your bankruptcy or insolvency, (iv) there is a blackout with respect to the Company’s pension or retirement plan(s) or (v) the Company notifies you that sales under the plan must be suspended pursuant to this Manual or any other Gap Inc. policy. Failure to suspend or terminate your plan(s) immediately will be considered a violation of this Manual and will be grounds for appropriate disciplinary action including termination of employment.

•You must continue to comply with all other applicable securities laws, including Sections 13, 16 (i.e., Form 4 filings and short-swing profit rules) and Rule 144.

•If applicable, your 10b5-1 plan must comply with the Company’s Executive Stock Ownership Policy (the “Ownership Policy”) at the time it is entered into. For example, if the Ownership Policy is applicable to you and you do not yet satisfy its requirements, your plan may only sell up to 50% of net after-tax shares on future vesting until the requirements are satisfied. If you satisfy the Ownership Policy’s requirements, you may put a plan in place to sell shares so long as the sales will not bring you below the minimum stock holding requirement.

•To the extent future stock price fluctuations would result in trades under a plan violating the Ownership Policy, you will not be deemed to violate the Ownership Policy so long as the plan complied with it when the plan was adopted.

For your consideration, the Legal department has a sample Rule 10b5-1 plan. The Company does not endorse this particular trading plan and only provides it for illustrative purposes. To request a copy of the sample plan, please contact [ ] in the Legal department. Your broker may have their own form. In any event, you and your financial advisor are responsible for determining what kind of Rule 10b5-1 plan meets your financial needs and you and your personal representatives are responsible for negotiating the terms of your plan with your broker, not Gap Inc.’s Legal department. However, we do require the following terms and conditions to be incorporated into your plan to receive Legal department approval:

•The first trade under a newly adopted Rule 10b5-1 plan cannot occur until:

•For members of the Board of Directors and Section 16 officers, the first trading day following the longer of (i) 90 calendar days after plan adoption or (ii) two business days following the date when the Company files its Form 10-Q or Form 10-K for the completed fiscal quarter when the plan was adopted, up to a maximum of 120 calendar days.

•For all other persons, the first trading day following 30 calendar days after plan adoption.

In addition, amendments to the amount, price or timing (or to a written formula, algorithm or computer program affecting the amount, price or timing) of the purchase or sale of securities are deemed to be a termination of a plan and adoption of a new plan, and as a result are subject to the timing restrictions described above.

•You must reserve the ability to terminate the Rule 10b5-1 plan immediately upon notification to your broker by you.

•An authorized officer of the Company’s Legal department may contact the broker directly to suspend or terminate any Rule 10b5-1 plan if the Company determines in its sole discretion that it is in the best interests of the Company.

Gap Inc. Securities Compliance Manual – November 2024

•Your express acknowledgment of receiving this Rule 10b5-1 policy and your acceptance of your continuing obligation to comply with all of its provisions, as may be amended from time to time.

•Your Rule 10b5-1 plan must include the following language in form and substance acceptable to the Legal department (“Client” below refers to you; “Issuer” below refers to Gap Inc.):

•Client Release and Indemnification. In consideration of entering into this Plan, Client agrees to fully and forever waive, release and discharge any and all claims, demands, or causes of action (including for related attorneys’ fees and court and litigation costs and expenses), whether known or unknown, against Issuer or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter(s) that may arise under this Plan, including but not limited to any decision by the Issuer to suspend trading under this Plan or terminate this Plan, invasion of privacy, or any issues or errors with respect to the adoption, operation, execution of trades or termination of this Plan (with all such matters collectively referred to as “Client Released Matters”), and Client further agrees to defend, indemnify and hold Issuer harmless from any liability that may arise from the Client Released Matters.

•[INSERT BROKER NAME] Specific and Limited Release and Indemnification. In consideration of entering into this Plan, [INSERT BROKER NAME] agrees to fully and forever waive, release and discharge any and all claims, demands, or causes of action (including for related attorneys’ fees and court and litigation costs and expenses), whether known or unknown, against Issuer or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees and assigns (excluding however the Client), with respect to any matter(s) that may arise under this Plan to the extent that it is caused by [INSERT BROKER NAME] “Culpable Conduct,” which is defined as (i) [INSERT BROKER NAME] errors of omission or commission or (ii) [INSERT BROKER NAME] negligence or (iii) [INSERT BROKER NAME] misconduct or misfeasance or (iv) [INSERT BROKER NAME] failure to reasonably perform its obligations under this Plan (with all such matters collectively referred to as “[INSERT BROKER NAME] Released Matters”); excluding from the scope of such [INSERT BROKER NAME] Released Matters any matter, or any proportionate share of a matter, not caused by [INSERT BROKER NAME] Culpable Conduct. [INSERT BROKER NAME] further agrees to defend, indemnify and hold Issuer harmless from any liability that may arise from the [INSERT BROKER NAME] Released Matters solely to the extent of any [INSERT BROKER NAME] Culpable Conduct.

•You must include language in your Rule 10b5-1 plan in form and substance acceptable to the Legal department certifying, as of the date you adopt the plan, that (i) you are not aware of any material nonpublic information about the Company or its securities and (ii) you are entering into the plan in good faith and not as part of a plan or scheme to evade compliance with the federal or state securities laws.

•Any other term or condition that may be required by the Legal department from time to time.

Some brokers, investment bankers and advisors may approach you suggesting a variety of arrangements. However, please do not forget that prior Legal department approval is required. If you have any questions or to seek approval, please contact [ ] in the Legal department.

Gap Inc. Securities Compliance Manual – November 2024